Exhibit 23.8
November 9, 2009
Terreno Realty Corporation
16 Maiden Lane, Fifth Floor
San Francisco, CA 94108
Re:	Consent of SNL Financial LC
Ladies and Gentlemen:
     We understand that Terreno Realty Corporation (“the Company”) is intending to file a Registration Statement on Form S-11 (the “Registration Statement”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), to register the sale of certain shares of common stock. SNL Financial LC (“SNL Financial”) hereby consents to the use by the Company of the following information in the Registration Statement and related prospectus, and any amendments or supplements thereto, to be filed with the Securities and Exchange Commission:
•	Information on the Total Return of AMB vs. MSCI US REIT Index (RMS) vs. FTSE NAREIT Equity Industrial Index (FTSE Code: FN14 and Bloomberg Ticker: FNIND).
     In giving such consent, SNL Financial does not hereby admit that it is in the category of persons whose consent is required under Section 7 of the Securities Act. SNL Financial hereby consents to the filing of this consent as an exhibit to the Registration Statement and related prospectus, and any amendments of supplements thereto, to be filed with the Securities and Exchange Commission.
     We understand that the Company’s intent to file the Registration Statement is highly confidential. We will not disclose any information about the Company’s intent to file the Registration Statement.
[Signature Page Follows]

SNL FINANCIAL LC
By:	/s/ Daniel Oakley
	Name:	Daniel Oakley
	Title:	Chief Contracts Officer